UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Date of Report (Date of earliest event reported)) May 30, 2014 (May 19, 2014)

Delta Tucker Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-173746	27-2525959
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1700 Old Meadow Road, McLean, Virginia 22102

(571) 722-0210

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 19, 2014, the Board of Directors (the “Board”) of Delta Tucker Holdings, Inc. (the “Company”), pursuant to Section 3.3 of the Company’s By-Laws, appointed Chan Galbato as Lead Director and Michael Sanford as Director to the Company’s Board of Directors.

Mr. Galbato currently serves as the Chief Executive Officer of Cerberus Operations and Advisory Company LLC, a position he has held since March 2012. Mr. Galbato served as a Senior Operating Executive of Cerberus since 2009. Prior to joining Cerberus, Mr. Galbato served as the Chief Executive Officer and President of the Controls Group at Invensys plc, the President of Services for The Home Depot, and President and Chief Executive Officer of Armstrong Floor Products. He also serves as Chairman of Blue Bird Corporation and YP Holdings LLC and is a member of the board of directors of Steward Health Care LLC. From 2006 to 2013, he was also a director of the Brady Corporation, most recently as its Lead Director. He holds a Master’s degree in Business Administration from the University of Chicago and a Bachelor’s degree in economics from the State University of New York.

Mr. Sanford currently serves as a Managing Director of Cerberus Capital Management, L.P.’s private equity group. Mr. Sanford joined Cerberus in 2006. Prior to joining Cerberus, Mr. Sanford was at The Blackstone Group in its Restructuring and Reorganization Advisory Group. He also serves as a member of the board of directors of YP Holdings LLC, Tier 1 Group LLC and DynCorp International FZ-LLC. He holds a Bachelor’s degree with highest distinction in finance and international business from the Schreyer Honors College at the Pennsylvania State University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2014	DELTA TUCKER HOLDINGS, INC.

/s/ William T. Kansky
William T. Kansky
Senior Vice President and Chief Financial Officer